UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
March 15, 2006

ROSS STORES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-14678	94-1390387
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

4440 Rosewood Drive, Pleasanton, California, 94588-3050
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(925) 965-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ROSS STORES, INC.          4440 Rosewood Drive, Pleasanton, California 94588-3050          (925) 965-4400

Item 2.02 Results of Operations and Financial Condition.

On March 15, 2006, the Company issued a press release regarding the Company’s financial results for its fourth fiscal quarter and fiscal year ended January 28, 2006.  The full text of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

             (c)       Exhibits.

Exhibit No.	Description

99.1	March 15, 2006 Press Release by Ross Stores, Inc.*

*Pursuant to Item 2.02 of Form 8-K, Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2006

ROSS STORES, INC.
Registrant

	By:	/s/J. Call

John G. Call
Senior Vice President, Chief Financial Officer, Principal
Accounting Officer and Corporate Secretary

Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	Phone: (925) 965-4509
	Phone: (925) 965-4315	Email: katie.loughnot@ros.com

ROSS STORES REPORTS FOURTH QUARTER AND FISCAL 2005 RESULTS

          Pleasanton, California, March 15, 2006 -- Ross Stores, Inc. (Nasdaq: ROST) today reported that net earnings for the 13 weeks ended January 28, 2006 increased 37% to $71.0 million, compared to $51.8 million for the 13 weeks ended January 29, 2005.  Earnings per share for the 13 weeks ended January 28, 2006 grew 40% to $.49, compared to earnings per share of $.35 for the prior year period.

          For the 2005 fiscal year ended January 28, 2006, net earnings totaled $199.6 million, and earnings per share were $1.36, compared to net earnings of $169.9 million and earnings per share of $1.13 for the 2004 fiscal year ended January 29, 2005.  Fiscal 2004 results include a non-cash pre-tax charge of approximately $15.8 million, or $.06 per share, to write-down the value of the Company’s former headquarters and distribution center in Newark, California to its estimated fair market value.

          Sales for the fourth quarter ended January 28, 2006 increased 16% to $1.411 billion, with comparable store sales up 6% over the prior year.   For the 2005 fiscal year ended January 28, 2006, sales increased 17% to $4.944 billion, with comparable store sales up 6% over the prior year.

          Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “We are pleased with the solid earnings growth we realized in the fourth quarter of 2005, which was driven by a combination of strong sales gains and expansion in operating margin.  Gross profit margin for the quarter rose about 185 basis points, partially offset by an approximate 70 basis point increase in selling, general and administrative expenses mainly related to higher incentive plan costs.”

          Mr. Balmuth continued, “For the full 2005 fiscal year, earnings benefited from a solid rebound in sales, partially offset by a combination of higher-than-expected markdowns related to transitional systems and distribution issues earlier in the year, higher expenses related to inventory shortage, and higher incentive plan and information technology costs compared to fiscal 2004.”

ROSS STORES, INC.          4440 Rosewood Drive, Pleasanton, California 94588-3050          (925) 965-4400

          “We are pleased to report that healthy operating cash flows during 2005 continued to provide the resources to fund capital investments in new store growth and infrastructure.  During fiscal 2005, $176 million in capital expenditures supported the addition of 75 net new Ross locations, ten dd’s DISCOUNTS® stores, the purchase of a new warehouse facility in Moreno Valley, California, and other various information technology and infrastructure investments,” said Mr. Balmuth.

          “We also continued to enhance stockholder value through our share repurchase and dividend programs.  During 2005, we completed the two-year $350 million stock repurchase program authorized by our Board of Directors in 2004, buying back a total of 6.4 million shares of common stock in 2005, for an aggregate purchase of $175 million.  In addition, in November 2005, our Board of Directors authorized a new $400 million two-year stock repurchase program for 2006 and 2007 and approved a 20% increase in our quarterly cash dividend,” Mr. Balmuth concluded.

          The Company will host a conference call on Wednesday, March 15, 2006 at 11:00 a.m. Eastern time to communicate additional details concerning the fourth quarter and fiscal year 2005 results and management’s outlook and plans for 2006.  A real time audio webcast of the conference call will be available at www.rossstores.com.  An audio playback will be available at (402) 220-5900, PIN #2342 through March 22, 2006.

          Forward-Looking Statements:  This press release and the recorded comments and transcript on the Company’s website contain forward-looking statements regarding expected sales and earnings levels that are subject to risks and uncertainties which could cause the Company’s actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Stores and dd’s DISCOUNTS® include, without limitation,the Company’s ability to effectively operate its various supply chain, core merchandising and other information systems, including generation of all necessary data and reports in a timely and cost effective manner; its ability to improve its micro-merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in its distribution centers; obtaining acceptable new store locations; competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; the Company’s ability to continue to purchase attractive brand-name merchandise at desirable discounts; the Company’s ability to identify and successfully enter new geographic markets; and the Company’s ability to attract and retain personnel with the talent necessary to execute its strategies.  Other risk factors are detailed in the Company’s SEC filings including, without limitation, the Form 10-K for fiscal 2004, the Form 10-Q’s for fiscal 2005, and the Form 8-K’s for fiscal 2005 and 2006.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

* * * * *

          Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price company with fiscal 2005 revenues of $4.9 billion.  As of January 28, 2006, the Company operated 714 Ross stores and 20 dd’s DISCOUNTS® locations, compared to 639 Ross stores and 10 dd’s DISCOUNTS® locations at the end of the same period last year.  Ross Stores offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices.  dd’s DISCOUNTS® features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices.  Additional information is available on the Company’s website at www.rossstores.com.

* * * *

ROSS STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months Ended		Twelve Months Ended

	January 28,	January 29,	January 28,	January 29,
($000, except stores and per share data, unaudited)	2006	2005	2006	2005

Sales	$1,411,488	$1,211,754	$4,944,179	$4,239,990
Costs and Expenses
Cost of goods sold	1,080,443	949,869	3,832,296	3,279,877
Selling, general and administrative	215,795	176,767	786,439	664,395
Impairment of long-lived assets	—	—	—	15,818
Interest (income) expense, net	(1,559)	18	(2,898)	915

Total costs and expenses	1,294,679	1,126,654	4,615,837	3,961,005
Earnings before taxes	116,809	85,100	328,342	278,985
Provision for taxes on earnings	45,831	33,274	128,710	109,083

Net earnings	$70,978	$51,826	$199,632	$169,902
Earnings per share
Basic	$0.50	$0.36	$1.38	$1.15
Diluted	$0.49	$0.35	$1.36	$1.13
Weighted average shares outstanding (000)
Basic	142,439	145,662	144,325	147,468
Diluted	144,665	148,563	146,532	150,380
Dividends per share
Cash dividends declared per share	$0.120	$0.093	$0.220	$0.178
Stores open at end of period	734	649	734	649

ROSS STORES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	January 28,	January 29,
($000, unaudited)	2006	2005

ASSETS
Current Assets
Cash and cash equivalents	$191,767	$115,331
Short-term investments	12,763	67,400
Accounts receivable	29,122	31,154
Merchandise inventory	938,091	853,112
Prepaid expenses and other	37,090	46,756
Deferred income taxes	20,014	14,184

Total current assets	1,228,847	1,127,937
Property and equipment, net	639,852	556,178
Other long-term assets	58,837	57,100
Long-term investments	11,202	—

Total assets	$1,938,738	$1,741,215

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable, accrued expenses and other	$803,397	$711,561
Income taxes payable	25,586	—
Short-term debt	50,000	—

Total current liabilities	878,983	711,561
Long-term debt	—	50,000
Other long-term liabilities	122,926	116,668
Deferred income taxes	100,657	97,417
Commitments and contingencies
Stockholders’ equity	836,172	765,569

Total liabilities and stockholders’ equity	$1,938,738	$1,741,215

ROSS STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended

	January 28,	January 29,
($000, unaudited)	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$199,632	$169,902
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	110,848	94,593
Impairment of long-lived assets	—	15,818
Deferred income taxes	(2,590)	28,101
Tax benefit from equity issuance	21,947	14,802
Change in assets and liabilities:
Merchandise inventory	(84,979)	(11,621)
Other current assets, net	11,698	(23,151)
Accounts payable	21,448	2,908
Other current liabilities	94,670	(5,123)
Other long-term, net	2,517	11,928

Net cash provided by operating activities	375,191	298,157

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions to property and equipment	(175,851)	(149,541)
Sales (purchases) of investments	43,455	(67,400)
Proceeds from sale of Newark Facility	—	17,400

Net cash used in investing activities	(132,396)	(199,541)

CASH FLOWS USED IN FINANCING ACTIVITIES
Issuance of common stock related to stock plans	45,982	23,391
Treasury stock purchased	(6,626)	(7,962)
Repurchase of common stock	(175,000)	(175,000)
Dividends paid	(30,715)	(25,260)

Net cash used in financing activities	(166,359)	(184,831)

Net increase (decrease) in cash and cash equivalents	76,436	(86,215)

Cash and cash equivalents:
Beginning of year	115,331	201,546

End of year	$191,767	$115,331

NON-CASH INVESTING ACTIVITIES
Straight-line rent capitalized in build-out period	$3,290	$4,277
Change in fair value of investment securities	$20	$—